Exhibit (p)1.77

RANGER INVESTMENT MANAGEMENT, L.P.

COMPLIANCE

Code of Ethics

2007

In many ways, the Code of Ethics elaborates on many of the guiding principles found in the Code of Conduct. Specifically, the Code of Ethics details the Company’s policies and procedures regarding such issue as:

•	Personal Trading

•	Pre-Clearance Procedures

•	Restricted and Exempt Securities

•	Insider Trading

•	Beneficial Ownership

The Code of Ethics is predicated on the principle that the Company owes a fiduciary duty to its Investors. Accordingly, the Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Investors. At all times, Employees must:

•

Place Investor interests ahead of the Company’s – As a fiduciary, the Company must serve in its Investors’ best interests. In other words, the Employees may not improperly benefit at the expense of Investors. This concept is particularly relevant when Employees are making personal investments in securities traded by Investors which are restricted by the Company.

•

Engage in personal investing that is in full compliance with the Company’s Code of Ethics – Employees must review and abide by the Company’s Personal Securities Transaction and Insider Trading Policies.

Compliance With Applicable Securities Laws

ALL EMPLOYEES MUST COMPLY WITH APPLICABLE PROVISIONS OF THE FEDERAL SECURITIES LAWS, AND ARE REQUIRED TO PROMPTLY REPORT ANY VIOLATIONS OF THE CODE TO THE CCO.

Personal Securities Transaction Policy

EXCEPT AS PROVIDED BELOW FOR CERTAIN TYPES OF SECURITIES, EMPLOYEES ARE PROHIBITED FROM MAKING DIRECT PURCHASES OR SHORT SALES OF SECURITIES. EMPLOYEES MAY BE PERMITTED TO SELL SECURITIES THEY CURRENTLY HOLD OR MAY HOLD IN THE FUTURE (WHETHER AS THE RESULT OF GIFT, BEQUEST, OTHER SIMILAR TRANSFER, OR ACQUIRED PRIOR TO EMPLOYMENT), SUBJECT TO APPROVAL BY THE CCO AS OUTLINED BY THE PRE-CLEARANCE PROCEDURES SET FORTH BELOW. FROM TIME TO TIME, THE CCO MAY EXEMPT CERTAIN TRANSACTIONS ON A TRADE-BY-TRADE BASIS.

Pre-Clearance Procedures

The Company’s Employees must have written clearance for all personal securities transactions before completing the transactions with the exception of exempt securities.

Prior to the sale of securities, the Employee will complete the Company’s Pre-Clearance Form (See Attachment A). The Company will maintain the Pre-Clearance Forms in conjunction with the record-keeping rule.

Once pre-clearance is granted by the CCO, the Employee has the remainder of the day to execute the transaction. The preclearance approval is good only for the day in which the approval is granted, or as specified by the CCO. The CFO will review and pre-clear the CCO’s trade requests. Unless otherwise noted, pre-clearance is not required for the exempted transactions noted herein. The CCO will maintain a “Watch List” of restricted securities that is updated each day by the Company.

Securities and Instruments that are not Securities

The Company will regard the following as securities for purposes of complying with this policy: any note, stock, treasury security, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security. Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities will be considered securities.

Exempt Securities

Investments in Treasury securities, certificates of deposit, commercial paper and other similar money market instruments, and shares of open-end mutual fund companies are not subject to pre-clearance and reporting policies and procedures.

IV– 2

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

•

Securities held by members of employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

•	Employees’ interests as a general partner in securities held by a general or limited partnership; and

•	Employees’ interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by employees of securities held by a trust:

•	Ownership of securities as a trustee where either the employee or members of the employees’ immediate family have a vested interest in the principal or income of the trust;

•	Ownership of a vested beneficial interest in a trust; and

•	An employee’s status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

From time to time, the CCO may exempt certain transactions on a trade-by-trade basis.

Initial Public Offerings

Employees are prohibited from acquiring beneficial ownership of securities in an initial public offering.

Private Placements

Employees wishing to acquire beneficial ownership of securities in a private placement must seek written approval to do so from the CCO. In determining whether to grant the approval, the CCO will seek to determine whether or not the Employee’s acquisition of the security precludes Investors from purchasing the security. In addition, the CCO must determine that the investment was not being offered to the Employee strictly by virtue of the Employee’s position at the Company.

Reporting

Trade Duplicates from Broker/Dealers

Employees may only personally trade securities through a registered broker/dealer or through a company sponsored DRIP. Each Employee must require its broker/dealer to send the duplicate trade confirmations to the CCO. Otherwise, the Employee will be required to submit a quarterly transaction report or account statement detailing all securities activities.

See Attachment B for a sample letter to be sent to all of your brokers regarding the Company’s periodic reporting requirements. The Employee’s trades that do not occur through a broker-dealer (i.e., purchase of a private investment fund), will report such transactions separately.

Initial and Annual Holdings Reports

New Employees are required to report all of their personal securities holdings using the attached holdings report (see Attachment C) or by having the Employee’s broker/dealers send account statements no later than 10 days after the commencement of their employment. The initial holdings report must be current as of a date no more than 45 days prior to the date the person becomes an Employee.

Existing Employees are required to provide the Company with a complete list of securities holdings (holdings report or account statements) on an annual basis, on or before January 15th of each year. The report will be current as of a date no more than 45 days prior to the final date the report is due to be submitted. Each holdings report or account statement must contain, at a minimum: (a) the title and type of security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Employee has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any securities are held for the access person’s direct or indirect benefit; and (c) the date the Employee submits the report. All Employees must sign the attached Annual Holdings Report even if he or she does not have any reportable securities and/or decides to have broker/dealers submit account statements. If the Employee has accounts with multiple broker/dealers, then he or she will be required to consolidate the contents of all statements on the attached holdings report. The Company will maintain these records in accordance with the record-keeping rule.

Trading and Review

The Company strictly forbids “front-running” Investor accounts, which is a practice generally understood to be Employee’s personally trading ahead of Investor accounts. The CCO will closely monitor Employees’ investment patterns to detect these abuses. The CFO will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transaction Policy. If the Company discovers that an Employee is personally trading contrary to the policies set forth above, the Employee will meet with the CCO to review the facts surrounding the transactions. This meeting will help the Company determine the appropriate course of action.

Remedial Actions

The Company takes the potential for conflicts of interest caused by personal investing very seriously. As such, the Company has implemented remedial actions that are designed to discourage its Employees from violating the Personal Securities Transaction Policy. Employees should be aware that the Company reserves the right to impose varied sanctions on policy violators including possible termination of employment depending on the severity of the policy violation.

Responsibility

The CCO will be responsible for administering the Personal Securities Transaction Policy. All questions regarding the policy should be directed to the CCO.

Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures, taking into consideration the nature of such investment adviser’s business, reasonably designed to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, the Company has instituted procedures to prevent the misuse of nonpublic information.

Insider trading is generally considered to be trading either personally or on behalf of others on the basis of advanced knowledge of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information about such applicable security; or

•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating material non-public information to others in breach of a fiduciary duty.

Any questions regarding the Company’s Insider Trading Policy should be directed to the CCO.

Whom Does the Policy Cover?

This policy covers all Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the covered person has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an Investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Advance knowledge of the following types of information is generally regarded as “material:”

•	Dividend or earnings announcements

•	Write-downs or write-offs of assets

•	Additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of company or major division operations

•	New product/service announcements

•	Discovery or research developments

•	Criminal, civil and government investigations and indictments

•	Pending labor disputes

•	Debt service or liquidity problems

•	Merger, joint venture announcements

•	Tender offers, stock repurchase plans, etc.

•	Bankruptcy or insolvency problems

•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may effect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Nonpublic” information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to Follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an Employee has questions as to whether they are in possession of material, non-public information, they must inform the CCO and CFO as soon as possible. From this point, the Employee, CCO and CFO will conduct research to determine if the information is likely to be considered important to Investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

•	Shall not trade the securities of any company in which they are deemed insiders who may possess material, nonpublic information about the company.

•	Shall not engage in securities transactions of any company, except in accordance with the Company’s Personal Securities Transaction Policy and the securities laws.

•	Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.

•	Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.

•	Shall immediately report the material receipt of potential non-public information to the CCO and General Counsel.

•	Shall not proceed with any research, trading, etc. until the CCO and General Counsel inform the Employee of the appropriate course of action.

Serving as Officers, Trustees and/or Directors of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, the Company may determine that it is in its Investors’ best interests for an Employee(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in Investors’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Serving as an officer or director with organizations outside of the Company can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

An Employee may come into possession of material non-public information about an outside company, or other public companies. It is critical that a proper information barrier be in place between the Company and the outside organization, and that the Employee does not communicate such information to other Company Employees in violation of the information barrier.

Similarly, the Company may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire the Company.

The Company Employees are prohibited from engaging in such outside activities without the prior written approval from the CCO and the president of Ranger Capital Group (the “President”). Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

Gifts

Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Company or on behalf of an Investor. However, Employees may accept gifts from a single giver in aggregate amounts not exceeding $100, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the Employee(s) are present.

Responsibility

The CCO will be responsible for administering the Insider Trading and Gift Policies. All questions regarding the policy should be directed to the CCO.

Attachment A

Personal Trading Pre-Clearance Form

The pre-clearance form documents that the proposed transaction is not a conflicting transaction. Pre-clearance must be granted prior to placing a trade that is not exempt, and is only good for the day of the approval.

Employee has no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy or securities laws.

Security Name Symbol Type (stock, bond…) Broker Dealer

By signing below, the individual verifies that the proposed transaction described above does not violate the Company’s Personal Securities Transaction Policy. Note: One signature is required for pre-clearance.

Employee                                                                                                                                                 (PRINT NAME)

Signed                                                                                                                                                             Date

Chief Compliance Officer or Designee Date

Attachment B

Sample Letter re: Trade Confirmations

[Date]

[Broker Name & Address]

Dear [Name]:

With respect to the following account(s) listed below:

[Account Info]

Please send duplicate trade confirmations generated by the account(s) listed above to the following person:

Tom Burson

Chief Compliance Officer

Ranger Capital Group

300 Crescent Court, Suite 1100

Dallas, TX 75201

(214) 871-5207 (214) 871-5201 fax

tburson@rangercap.com

Upon receipt of this letter, please send Mr. Burson a confirmation of this request.

Please call if you have any questions.

Sincerely,

Attachment C

Initial and Annual Holdings Report

Employee Name:	Date:

Employee Signature:	Initial:	Annual:

Broker/Dealer Type of Security Description or Name Ticker Symbol # of Shares Principal Amount

By completing and signing this report, I certify that, (a) I have no other accounts with any other broker/dealers or banks, and (b) this is a complete list of my holding of reportable securities in which I have direct or indirect beneficial ownership.

A new Employee’s initial holdings report must be submitted no later than 10 days following commencement of employment with the Company. Annual holdings reports must be submitted on or before the 15th day following each calendar-year end. The report must be current as of a date no more than 45 days prior to the date the report is required to be submitted.

An Employee must sign and date this report even if he or she does not have any holdings. Instructing your advisor or broker/dealer to submit annual account statements (with the information listed above), as well as signing this report, is an acceptable option to completing the required information contained herein if you have one account. If you have multiple broker/dealer accounts, you must consolidate the holdings for all accounts on this form.